Exhibit 5.1

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312-1183

610.640.7800

Fax 610.640.7835

July 9, 2012

Five Below, Inc.

1818 Market Street

Suite 1900

Philadelphia, PA 19103

Re:	Underwritten Public Offering

Ladies and Gentlemen:

We have acted as counsel to Five Below, Inc., a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-1 (Registration No. 333-180780) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the public offering (the “Offering”) of up to an aggregate of 9,615,384 shares of the common stock, par value $0.01 per share, of the Company (the “Shares”). The Shares are inclusive of 4,807,692 shares (the “Company Firm Shares”) that are being offered by the Company, 4,807,692 shares (the “Selling Shareholder Firm Shares”) that are being offered by certain selling shareholders (the “Selling Shareholders”), and up to 1,442,308 shares being offered if the underwriters exercise in full their option to purchase additional shares, all of which will be offered by Selling Shareholders (the “Selling Shareholder Option Shares,” and together with the Selling Shareholder Firm Shares, the “Selling Shareholder Shares”).

We understand that the Shares are to be sold by the Company and the Selling Shareholders pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”) in substantially the form filed as Exhibit 1.1 to the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement (including all amendments thereto) as filed with the Commission, (ii) the form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, (iii) the Company’s Second Amended and Restated Articles of Incorporation, as amended to date, (iv) the Company’s Second Amended Bylaws, as amended to date, (v) resolutions of the Board of Directors and shareholders of the Company relating to the Offering and the issuance of the Selling Shareholder Shares as provided to us by the Company, (vi) the stock

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Five Below, Inc.

July 9, 2012

record books of the Company as provided to us by the Company, (vii) the Articles of Amendment to the Second Amended and Restated Articles of Incorporation reflecting a reverse stock split, (viii) the form of the Company’s Amended and Restated Articles of Incorporation to be in effect upon the closing of the Offering, filed as Exhibit 3.5 to the Registration Statement, (ix) the form of the Company’s Amended Bylaws to be in effect upon the closing of the Offering, filed as Exhibit 3.6 to the Registration Statement and (x) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that the Shares will be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the Commonwealth of Pennsylvania, including statutory provisions and all applicable provisions of the Constitution of the Commonwealth of Pennsylvania and reported judicial decisions interpreting such laws of the Commonwealth of Pennsylvania, and the federal laws of the United States of America.

Based upon and subject to the forgoing, we are of the opinion that (1) when (i) the Board of Directors of the Company or the Pricing Committee duly appointed by the Board of Directors approves the public offering price, (ii) the duly appointed officers of the Company, the Selling Shareholders, and the Underwriters execute and deliver the Underwriting Agreement and (iii) the Shares are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Company Firm Shares will be duly authorized, validly issued, fully paid and nonassessable; (2) the Selling Shareholder Shares consisting of shares of common stock outstanding on the date hereof have been duly authorized, validly issued, fully paid and nonassessable; and (3) the Selling Shareholder Shares consisting of shares of common stock issuable upon conversion of shares of preferred stock immediately prior to the completion of the Offering have been duly authorized, and upon completion of the Offering will be validly issued, fully paid and nonassessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP